                                        December 20, 2021
Mr. Ravi Mallela
1009 Kapiolani Blvd, #1209
Honolulu, HI 96814

Dear Ravi:
We are pleased and excited to offer you employment with NMI Holdings, Inc. (the “Company”) beginning on January 10, 2022 (the “Start Date”). You will initially serve as Executive Vice President, Chief Financial Officer and you will report directly to the Chief Executive Officer, who is expected to be Adam Pollitzer on the Start Date. You will be based in the Company’s Emeryville, CA office.

Compensation and Benefits
Annual Base Salary and Employee Benefits. During your employment, you will be entitled to be paid an annual base salary at the rate of $480,000 per year (your “Annual Base Salary”), payable at times consistent with the Company’s general policies regarding compensation of employees, as in effect from time to time. In addition, during your employment, you will be eligible to participate in any health, welfare and retirement benefit programs adopted and maintained by the Company for its employees, subject to the terms and limitations of the applicable plan and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate any of its employee benefit plans, programs or policies.

    Executive Cash Allowance. As an Executive Vice President, you will be eligible to participate in the Company’s Executive Cash Allowance program as in effect from time to time, subject to the terms and limitations of the Executive Cash Allowance program and the Company’s ability, in its sole discretion, at any time and from time to time, to change or terminate the program. Under the terms of the Executive Cash Allowance program as in effect as of the date hereof, you will be eligible to receive a fixed cash amount of $30,000 per year in lieu of individualized perquisites, payable at times consistent with the Company’s payroll practices, as in effect from time to time.

Annual Discretionary Bonus. With respect to calendar year 2022, you will be eligible to be awarded an annual discretionary cash bonus, with a target annual bonus opportunity of one hundred percent (100%) of your Annual Base Salary (the “Discretionary Bonus”), payable in accordance with the Company’s customary practices with respect to the payment of bonuses, as in effect from time to time. Any Discretionary Bonus will be determined by the Chief Executive Officer, subject to approval by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). Except as provided below upon certain qualifying terminations of employment, in order to receive a Discretionary Bonus, you must be employed by the Company or one of its subsidiaries at the time of payment. You will not be eligible to receive a Discretionary Bonus if you resign (or you have given notice of your intention to resign) or if your employment is terminated for any reason (or you have been given notice of your termination) at any time prior to the payment of such Discretionary Bonus.

Annual Discretionary Equity Awards. The Chief Executive Officer will also recommend to the Committee at the next regularly scheduled meeting of the Committee following your Start Date that you be considered for a 2022 annual equity-based award in respect of Company stock under the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as such plan may be amended and restated from time to time, or any successor plan (the “Plan”) with a target grant date fair market value equivalent to approximately one hundred and seventy-five percent (175)% of your Annual Base Salary. Any such annual equity award will be in the same form as may be granted to other executive vice presidents of the Company, but fifty percent (50%) of such award is expected to be in the form of time-vesting restricted stock units and fifty percent (50%) of such award is expected to be in the form of performance-vesting restricted stock units. The terms and conditions of any equity-based award, including the grant date, exercise price (if any), vesting schedules and applicable performance metrics, will be determined by the Committee and will be set forth in the applicable award agreements and will be subject to the terms of the Plan.

Commencing with the 2023 fiscal year, during your employment, you will continue to be eligible to receive equity-based compensation awards from the Company. The number and type of equity-based compensation awards granted to you, the frequency of the grant, and the terms of such equity-based awards will be established by the Board or the Committee.

Make-Whole Equity and Bonus Awards and Inducement Equity Award. Subject to the conditions contained in this letter, and in consideration for equity awards and anticipated incentive payments that you will forfeit due to your departure from your prior employer and as an inducement to joining the Company, you will be granted a make-whole equity award, a make-whole bonus award and an inducement equity award. At the next regular meeting of the Committee following your Start Date, you will be granted two one-time equity awards, as follows: (i) a make-whole equity award with an approximate grant date value of $1,870,000 (the “Make-Whole Equity Award”), and (ii) an inducement equity award with an approximate grant date value of $380,000 (the “Inducement Equity Award”, and together with the Make-Whole Equity Award, the “Equity Awards”), with each such grant being in the form of time-vesting restricted stock units under the Plan, forty percent (40%) of each of which would vest on each of the first and second anniversaries of the Start Date and the remaining twenty percent (20%) of each of which would vest on the third anniversary of the Start Date, subject to your continued employment through each such anniversary and the other terms and conditions of the applicable award agreement. The terms and conditions of the Equity Awards, including the grant date and vesting schedules, will be set forth in the applicable award agreement(s) and subject to the terms of the Plan.

In addition, subject to the conditions contained in this letter, you will be paid a one-time make-whole bonus in the amount of $370,000 (the “Make-Whole Bonus”) in a lump sum no later than January 31, 2022. To be eligible to receive the Make-Whole Bonus, you agree and acknowledge that if (x) you resign your employment with the Company (other than due to your death, Disability (as defined in the Plan) or a Qualifying Termination under the CIC Plan (as defined below)), or (y) your employment is terminated due to your commission of a major violation of Company policy, for gross neglect of duties or for willful misconduct (each as determined by the Company’s Chief Executive Officer, and any such resignation or termination, a “Forfeiture Termination”), in either case of (x) or (y) on or prior to the first anniversary of your Start Date, you will be obligated to repay the entire amount of the Make-Whole Bonus within five days of your date of termination. If your employment is terminated due to a Forfeiture Termination after the first anniversary of the Start Date but on or before the second anniversary thereof, you will be obligated to repay sixty-six percent (66%) of the amount of the Make-Whole Bonus within five business days after your date of termination, and if your employment is terminated due to a Forfeiture Termination after the second anniversary of the Start Date but on or prior to the third anniversary thereof, you will be obligated to repay thirty-three percent (33%) of the amount of the Make-Whole Bonus within five business days after your date of termination. If you fail to repay the Company the applicable foregoing amount, in addition to all other remedies at law, the Company may offset all or a portion of the Make-Whole Bonus from any other amounts the Company then owes you, if any, and you hereby consent to the foregoing.

You represent and acknowledge that the Make-Whole Equity Award and Make-Whole Bonus are being provided to you in consideration of your forfeiture of certain unvested equity awards and anticipated annual incentive payments from your prior employer in order to accept our offer of employment pursuant to this letter.

Relocation Benefits. You agree that you will relocate to the Northern California area no later than three months following your Start Date. The Company will provide (or reimburse you for) up to two business class round trip airline tickets for each of you and your wife between Honolulu, Hawaii and the San Francisco Bay area, California during the three-month period following the date of this letter to assist in relocation. In addition, the Company will pay to you a one-time relocation bonus in the amount of $50,000 (the “Relocation Bonus”) to assist you with relocation and commuting costs during your transition to the Northern California area. The Relocation Bonus will be paid in a lump sum no later than January 31, 2022.

In order to obtain the relocation benefits described above, including the Relocation Bonus, you will be required to sign an agreement (in the form attached as Exhibit A, the “Relocation Reimbursement Agreement”) to repay the Relocation Bonus and the cost of any round trip airline tickets utilized or reimbursed to you in full if you resign or are terminated under the terms of the Relocation Reimbursement Agreement within 12 months of your

Start Date. Relocation benefits generally are considered taxable income to the recipient, and will be included in your W-2 as required.

Paid Time Off. The Company will provide you with 25 days of Paid Time Off (“PTO”) per year, pro-rated on a calendar year basis. Your PTO will begin to accrue on the Start Date, and may be taken in accordance with Company policy.

Severance. You will be eligible to participate in the Company’s Severance Benefit Plan as an Executive Vice President without an employment agreement. In addition, management will recommend to the Committee at the next regular meeting of the Committee following your Start Date that you be designated as a participant in the Company’s Amended and Restated Change in Control Severance Benefit Plan (the “CIC Plan”) with a Severance Multiple (as defined in the CIC Plan) of 1.5x and a COBRA Period (as defined in the CIC Plan) of 18 months.
Restrictive Covenants
Return of Company Property. Upon a termination of your employment for any reason, you will promptly return to the Company any keys, credit cards, passes, equipment, computers, records, files, documents or material, or other property belonging to the Company, and you will also return all writings, files, records, correspondence, notebooks, notes and other documents and things (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its affiliates or containing any trade secrets relating to the Company or its affiliates, in each case without retaining copies in any form, except you may retain any personal diaries, calendars, rolodexes or personal notes or correspondence. For purposes of the preceding sentence, the term “trade secrets” will have the meaning ascribed to it under the Uniform Trade Secrets Act. You agree to represent in writing to the Company upon termination of your employment that you have complied with this paragraph.

Nondisparagement. You agree not to disparage the Company or any Company director, officer, employee, consultant, contractor or affiliate, or any of its products, processes, policies, practices, or standards of business conduct, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly-available forums or any community organizations. The Company agrees to instruct its directors and Executive Vice Presidents not to disparage, criticize or defame you, including statements on or to any website, blog, social media site or app, or to any media source, including electronic or print news media, or other publications, or any publicly-available forums or any community organizations. Except as otherwise permitted herein, you agree not to assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company or any Company director, officer, employee, consultant, contractor or affiliate. Both you and the Company agree that nothing in this letter will prohibit either party, or is to be construed as precluding either party, from providing truthful information in response to a court order or government inquiry or investigation.

Confidential Information. You acknowledge that you will have knowledge of certain trade secrets of the Company and its business plans and prospects. You will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses or prospective businesses, including, without limitation, any trade secrets, research, secret data, business methods, operating procedures or programs which will have been obtained by you in connection with your services to the Company or any affiliates thereof and which will not be or become public knowledge (other than by acts by you in violation of this letter) (collectively, the “Trade Secrets and Confidential Information”); provided, however, that you and the Company acknowledge and agree that you will be required to disclose Trade Secrets and Confidential Information to third parties in performing services for the Company under this letter, which you may do only to the extent required, as determined within your reasonable discretion. After termination of your services with the Company for any reason, you will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. You agree to promptly notify the Company’s General Counsel via telephone and email as soon as you learn that you may be asked to divulge any Trade Secrets and Confidential Information in any legal proceeding so that the Company may take steps, if necessary, to protect its interests concerning the Trade Secrets and Confidential Information.

Nonsolicitation. You agree that, while you are employed by the Company and during the one-year period following the cessation of your employment for any reason, you will not directly or indirectly (i) solicit any individual who is, on the date of termination (or was, during the six-month period prior to the date of termination), employed by the Company or any of its affiliates to terminate or refrain from renewing or extending such employment or to become employed by or become a consultant to any other individual or entity other than the Company or its affiliates, or (ii) solicit any investor or prospective investor in the Company or any business contact introduced to you in connection with your employment by the Company hereunder to curtail or cease doing business with the Company or any of its affiliates.

Equitable Remedies. You acknowledge that the Company would be irreparably injured by a violation of the paragraphs entitled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation” and you agree that the Company, in addition to any other remedies available to it for such breach or threatened breach, on meeting the standards required by law, will be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining you from any actual or threatened breach of the paragraphs titled “Nondisparagement,” “Confidential Information,” and/or “Nonsolicitation.” If a bond is required to be posted in order for either party to secure an injunction or other equitable remedy in connection with such paragraph, the parties agree that said bond need not be more than a nominal sum.

Severability; Blue Pencil. You acknowledge and agree that you have had the opportunity to seek advice of counsel in connection with this letter and the restrictive covenants contained herein are reasonable in geographical scope, temporal duration and in all other respects. If it is determined that this paragraph or any of the paragraphs titled “Nondisparagement,” “Confidential Information,” “Nonsolicitation,” or “Equitable Remedies” (such paragraphs, the “Restrictive Covenants”) is invalid or unenforceable, the remainder of the provisions of such paragraphs will not thereby be affected and will be given full effect, without regard to the invalid portions. If any court or other decision-maker of competent jurisdiction determines that any covenant or covenants in this letter is unenforceable because of the duration or geographic scope of such provision, then after such determination becomes final and unappealable, the duration or scope of such provision, as the case may be, will be reduced so that such provision becomes enforceable, and in its reduced form, such provision will be enforced.

Whistleblower Rights. Notwithstanding the foregoing, nothing in this letter limits your ability to exercise any legally protected whistleblower rights or communicate with any federal, state, or local governmental agency, commission or body, including the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (collectively, a “Governmental Agency”), or self-regulatory organization or otherwise participate in any investigation or proceeding that may be conducted by any Governmental Agency or self-regulatory organization, without notice to the Company or its General Counsel.

Miscellaneous
Business Time. The Board believes that the role of the Chief Financial Officer is a full-time commitment. You agree that it will occupy all of your business service time.

At-Will Employment. This offer is not a contract guaranteeing employment for any specific duration. Rather, your employment with the Company is on an at-will basis. As an at-will employee, both you and the Company have the right to terminate your employment at any time for any reason or no reason. Similarly, nothing in this letter will be construed as an agreement to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

Clawback Policy. Any amounts payable under this letter are subject to the Clawback Policy (attached to this letter as Exhibit B). You acknowledge and agree that you are a “Covered Person” for purposes of the Clawback Policy and that any amounts payable under this letter are subject to the Clawback Policy, irrespective of whether such policy has been adopted by the board of directors of the Company (or a committee thereof) generally.

Section 409A Compliance. Any amounts payable under this letter are intended to be exempt or excluded from the application of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”), or are otherwise intended to avoid the incurrence of tax penalties under

Section 409A, and, with respect to amounts payable under this letter that are subject to Section 409A, this letter will in all respects be administered in accordance with Section 409A. For purposes of Section 409A, any right to a series of payments under this letter, if any, will be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of payment of any amounts payable under this letter. Notwithstanding anything to the contrary in this letter, all reimbursements and in-kind benefits provided under this letter that are subject to Section 409A will be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this letter to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company and its affiliates as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this letter or otherwise during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

Governing Law. This letter will be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions.

Dispute Resolution. Any controversy or claim arising out of or relating to this letter or the breach of this letter (other than a controversy or claim arising under the Restrictive Covenants) that is not resolved by you and the Company will be resolved on an individual basis through binding arbitration in California in accordance with the Mutual Agreement to Arbitrate (attached to this letter as Exhibit C). You are required to sign the Mutual Agreement to Arbitrate prior to your Start Date as a condition to this offer of employment, the terms of which are incorporated into this letter. Any controversy or claim arising under the Restrictive Covenants will be subject to the jurisdiction of any state or federal court in California and heard or determined in such courts.

Conditions to Offer. This offer of employment is contingent upon the successful completion of the Company’s pre-employment screening process, which includes reference checking and the background check required as an insurance company and by many of our vendors and customers. This background check will be initiated shortly before the Start Date, but may not be completed prior to the Start Date, and your employment and continued employment is contingent upon the successful completion of this process. The Company will determine, in its sole discretion, if you have successfully completed the process. In addition, the Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. You will be emailed a link to complete the online Employment Verification Form I-9 that you are required to complete as a condition of employment.

Policies and Procedures. You agree to comply fully with all policies and procedures in effect for employees, including but not limited to, the Employee Handbook, the Business Conduct Policy and any other memoranda and communications applicable to you pertaining to policies, procedures, rules and regulations, in each case as currently in effect and as may be amended from time to time.

Withholding. All payments and benefits provided for in this letter are subject to withholding for applicable income and payroll taxes or otherwise as required by law.

Representations. By accepting this offer, you represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

Entire Agreement. This letter, together with the exhibits attached hereto, constitutes the entire agreement between you and the Company regarding your employment with the Company and supersedes any and all oral or written employment or compensation agreements between you and the Company or its affiliates.
We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this offer by signing below and returning a signed copy of this letter to me. Please feel free to call if you have any questions.

Sincerely,

/s/ Adam Pollitzer
Adam Pollitzer
EVP and CFO

I acknowledge receipt of this letter and I accept the position offered.

Signature: /s/ Ravi Mallela________________________________________    Date: December 20, 2021
     Ravi Mallela

EXHIBIT A
RELOCATION REIMBURSEMENT AGREEMENT

I, Ravi Mallela, have accepted the terms of and entered into an offer letter of employment with the Company, dated as of December 20, 2021 (the “Offer Letter”), to which this Relocation Reimbursement Agreement (this “Agreement”) is an Exhibit. Capitalized terms used but not defined in this Agreement will have the terms ascribed to them in the Offer Letter.
Pursuant to the paragraph entitled “Relocation Benefits” in the Offer Letter, I hereby authorize and request that the Company incur expenses on my behalf and/or reimburse me for up to two round trip airline tickets for each of me and my wife (the “Relocation Expenses”), and acknowledge my intent to receive the Relocation Bonus. I agree and acknowledge that I will repay the Company in full for the Relocation Bonus and for all Relocation Expenses incurred or reimbursed to me by the Company if my employment is terminated due to a Forfeiture Termination within twelve (12) months of my Start Date.
I understand that at any time during my employment with the Company, my job title or responsibilities may be changed, and that any such change to my job title or responsibilities does not alter or affect my obligation to repay the Company for the Relocation Bonus and for all Relocation Expenses incurred by the Company as required by this Agreement, unless such change in job title or responsibilities results in a “Qualifying Termination” under the CIC Plan.
If my employment terminates due to a Forfeiture Termination, I authorize and agree that the Relocation Bonus and all relocation expenses paid by the Company on my behalf or reimbursed to me will become immediately due and payable by me to the Company. I further authorize the Company to deduct from any wages, salary or other benefits or monies otherwise owed to me any sum necessary to repay the Relocation Bonus and any relocation expenses incurred by the Company or reimbursed to me. I understand and agree that I will be responsible and obligated to repay to the Company, within thirty (30) days, for any remaining portion of the Relocation Bonus and relocation expenses that are not repaid through the deductions provided for in the preceding sentence. Regardless of the reason, should my employment with the Company never commence, any relocation expenses incurred on my behalf by the Company or reimbursed to me will be immediately due and payable by me to the Company.
This letter will be governed, construed, and interpreted under the laws of the State of California, without giving effect to any conflict of laws provisions. Any controversy or claim arising out of or relating to this Agreement will be subject to the Arbitration Agreement.
Ravi Mallela                    Date: December 20, 2021

/s/ Ravi Mallela
Signature

Approved by:    Adam Pollitzer
        EVP and CFO
        NMI Holdings, Inc.

        /s/ Adam Pollitzer
        Signature

EXHIBIT B
NMI Holdings, Inc.
Clawback Policy

If NMI Holdings, Inc. (the “Company”) is required to prepare a material accounting restatement of its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, the Board of Directors of the Company (the “Board”) (or an appropriate committee of the Board designated by the Board) will have the authority, exercisable in its sole discretion after evaluating the associated costs and benefits, to recover any Incentive Compensation received by any Covered Person during the three fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid to the Covered Person under the accounting restatement, calculated on a pre-tax basis. In making such determination, the Board or committee may take into account such considerations as it deems appropriate, including, without limitation, (A) the practicability of obtaining such recovery and the costs to the Company and/or its shareholders of pursuing such recovery; (B) the likelihood of success of enforcement under governing law versus the cost and effort involved, (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation, (D) any applicable fraud, intentional misconduct or gross negligence by a Covered Person, (E) any pending legal proceeding relating to any applicable fraud, intentional misconduct or gross negligence and (F) any other factors deemed relevant by the Board (or authorized committee of the Board).
For Incentive Compensation that is not subject to mathematical recalculation based on the information in an accounting restatement, the recoverable amount may be determined based on a reasonable, documented estimate of the effect of the accounting restatement on the applicable measure. For Incentive Compensation that takes the form of an equity award: (1) if shares or options are held at the time of recovery, the recoverable amount shall be the number of shares or options received in excess of the number that should have been received after applying the restated financial reporting measure, (2) if options have been exercised, but the underlying shares have not been sold, the recoverable amount shall be the number of shares underlying the excess options applying the restated financial measure, and (3) if shares have been sold, the recoverable amount shall be the sale proceeds received by the Covered Person with respect to the excess number of shares.
Any determinations of the Board (or authorized committee of the Board) need not be uniform with respect to Covered Persons.
Subject to applicable law or requirements of any applicable stock exchange, this policy may be amended and/or restated by the Board (or an authorized committee of the Board) at any time.
In no event will the Company indemnify any Covered Person for any compensation that the Covered Person is required to reimburse or forfeit pursuant to this policy.
This policy is in addition to, and shall in no event limit, the Company’s ability to seek recovery pursuant to the terms of any other plan, policy, agreement of the Company or its affiliates or applicable law.
This policy, and all determinations made and actions taken pursuant to this policy, shall be governed by the laws of the state of Delaware and applicable federal laws, excluding any conflicts or choice of law rule or principle. This policy shall be interpreted and administered consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations and interpretations promulgated thereunder. The Board (or authorized committee of the Board) shall review this policy and consider any potential updates or changes in the event final rules regarding compensation clawbacks in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act are adopted.
The following terms have the following meanings for purposes of this policy:

(a)“Covered Person” means any current or former principal executive officer, president, principal financial officer, principal accounting officer, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy-making function or any other person who performs similar policy-making functions, in each case with respect to the Company.
(b)“Incentive Compensation” means any compensation (including cash and equity awards) that, on or following January 10, 2022, is granted, earned or vested based wholly or in part upon the attainment of any measures that are determined and presented in accordance with accounting principles used in preparing the Company’s financial statements, any measures derived wholly or in part from such financial information, and stock price and total shareholder return. Notwithstanding the foregoing, Incentive Compensation excludes stock options and other equity awards that vest exclusively on the basis of service, without any performance condition, and bonus awards that are solely discretionary, based on subjective goals and/or goals unrelated to financial reporting measures, shall not constitute Incentive Compensation.

EXHIBIT C
NMI Holdings, Inc.
Mutual Agreement to Arbitrate
It is in the interest of NMI Holdings, Inc., and its current or future parents, subsidiaries, affiliates, successors and assigns (collectively “the Company”) and its employees to resolve disputes relating to employment matters in a speedy, fair and cost-effective way whenever possible. The Company and you therefore agree to enter into this Mutual Agreement to Arbitrate (“Agreement”) for this purpose. In consideration of our mutual promises as described below and as a term of your employment with the Company, we both agree as follows:
1.Claims Covered by this Agreement
You and the Company agree that final and binding arbitration before a neutral arbitrator shall be the exclusive remedy for any dispute arising out of your employment, including your recruitment, hire, any claim of discrimination or harassment in the workplace, any claim for unpaid wages or benefits, or termination of employment. For example, if your employment with the Company is terminated and you contend that the termination violates any law, term of employment, or public policy, then we will submit the matter to final and binding arbitration for resolution instead of any court or jury trial to which you or the Company may be entitled. This Agreement covers all common-law and statutory claims described above, including, but not limited to, any claim for breach of contract, unpaid wages, and violation of laws forbidding discrimination on the basis of race, color, religion, gender, age, national origin, and disability. This Agreement also includes any claims involving any current or former officer, director, shareholder, agent or employee of the Company. You understand that you are not giving up any substantive rights, and this Agreement simply governs the forum in which we both agree to resolve any of the disputes described above.
2.Claims Not Covered by This Agreement
This Agreement does not cover claims for workers’ compensation, unemployment compensation, state or federal disability insurance or any dispute or claim that has been expressly excluded from arbitration by statute. It also does not cover claims for temporary or preliminary injunctive relief, (including claims for a temporary protective order), in aid of arbitration or to maintain the status quo pending arbitration, which may be filed in a court with jurisdiction over the matter in accordance with applicable law.
This Agreement also does not prevent you from filing a charge or complaint with a government agency such as the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, or the Occupational Safety and Health Commission. However, you may not recover any monetary benefits in connection with any such charge or complaint and if it is not resolved through the agency proceedings, the matter must be submitted to arbitration in accordance with this Agreement.
3.Class, Collective or Representative Action Waiver
Covered claims will be arbitrated only on an individual basis, and both you and the Company waive the right to participate in or receive money or any other relief from any class, collective, or representative proceeding. No party may bring a claim on behalf of other individuals, and any arbitrator hearing your claim may not: (a) combine more than one individual’s claim or claims into a single case; (b) participate in or facilitate notification of others of potential claims; or (c) arbitrate any form of a class, collective, or representative proceeding.
4.Time and Manner in Which to File Claims
We agree that any demand for arbitration by either one of us shall be filed within the statute of limitations that applies to the claim(s) upon which arbitration is being sought or required.
To initiate a claim, you must send a Notice of Claim via certified mail to:
    Office of the General Counsel
    NMI Holdings, Inc.
    2100 Powell Street, 12th Floor
    Emeryville, CA 94608

If the Company seeks to arbitrate a claim, it will send you, by certified mail, a Notice of Claim to your last known address.
A Notice of Claim, regardless of who sends it, should (a) describe the nature and basis of the claim or dispute and (b) set forth the nature and amount of the damages or other relief sought. If we do not reach an agreement as to how to resolve the claim or dispute within 30 days after the Notice of Claim is received, you or the Company may begin arbitration proceedings by following the instructions to submit a demand for arbitration with JAMS, a neutral judicial arbitration and mediation service, at www.jamsadr.com or by calling JAMS at 800-352-5267.
5.Arbitration Procedures
Arbitration under this Agreement shall be before a single, neutral arbitrator in the county in which you work or worked at the time the dispute or claim arose, unless we mutually agree to a different location. The arbitration shall be administered in accordance with the applicable JAMS Employment Arbitration Rules and Procedures (“JAMS Rules”) to the extent they are not inconsistent with this Agreement. The JAMS Rules may be obtained online at www.jamsadr.com or by calling JAMS at 800-352-5267. We agree that nothing in this Agreement relieves either of us from any obligation we may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement.
The arbitrator shall allow discovery as permitted by the JAMS Rules, so long as the discovery does not exceed the limits set forth in the Federal Rules of Civil Procedure or any other discovery required by applicable state law. The Company shall pay all administrative fees, expenses, and costs of the arbitrator, and each party shall pay their own costs and attorneys’ fees, if any, unless the arbitrator rules otherwise. If the parties cannot agree on an arbitrator, the JAMS Rules will govern selection. The arbitrator’s award is to be in writing, with reasons given and evidence cited for the award and may provide any relief available in any court. Any court of competent jurisdiction may enter judgment upon the award, either by confirming the award or vacating, modifying, or correcting the award on any ground referred to in the Federal Arbitration Act or applicable state law.
6.Governing Law
We agree that the Company is engaged in transactions involving interstate commerce. We understand and agree that this is an agreement to arbitrate under the Federal Arbitration Act. To the extent not inconsistent with the Federal Arbitration Act, this Agreement and its interpretation, validity, construction, enforcement and performance, as well as any disputes and/or claims that arise under this Agreement, shall be governed by the law of the state where you work or worked at the time that the dispute or claim to be arbitrated arose.
7.Not a Contract of Employment
This Agreement shall not be construed to create any contract of continued employment and in no way alters your status as an employee at will, permitting either you or the Company to terminate your employment at any time, with or without cause or advance notice.

8.Modification and Severability
This Agreement can be modified only by a writing signed by you and the Chief Executive Officer, the General Counsel or the Chief Human Resources Officer of the Company, referring to this Agreement and stating an intent to revoke or modify it. The provisions of this Agreement are severable, meaning that if any term or provision is determined to be invalid or unenforceable, or to be contrary to any public policy or law by a court, the remaining provisions shall remain in full force and effect. We agree that any such court determination on invalidity or enforceability of this Agreement shall only be binding in the jurisdiction in which the decision was made.

WE ACKNOWLEDGE THAT WE HAVE RECEIVED AND READ OR HAVE HAD THE OPPORTUNITY TO READ THIS MUTUAL AGREEMENT TO ARBITRATE. WE ALSO UNDERSTAND AND AGREE THAT WE HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND WE HAVE HAD AN OPPORTUNITY TO DO SO. WE AGREE THAT WE HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND THAT BY SIGNING IT, WE ARE WAIVING ALL RIGHTS TO A COURT TRIAL OR HEARING BEFORE A JUDGE AND/OR JURY OF ANY AND ALL DISPUTES AND CLAIMS SUBJECT TO ARBITRATION UNDER THIS AGREEMENT.

/s/ Ravi Mallela                         Date: December 20, 2021
Employee Signature

Ravi Mallela
Name (Print)

By NMI Holdings, Inc.

/s/ Mary Lee Sharp___________________            Date: December 20, 2021
Mary Lee Sharp
Senior Vice President, Chief Human Resources Officer